Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Carrols Restaurant Group, Inc. and subsidiary (“the Company”), and the effectiveness of the Company’s internal control over financial reporting dated March 9, 2016 appearing in the Annual Report on Form 10-K of the Company for the year ended January 3, 2016.
/s/ Deloitte & Touche LLP
Rochester, New York
August 25, 2016